SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13E-3

RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)

CRESTWOOD MIDSTREAM PARTNERS LP

(Name of the Issuer)

CRESTWOOD MIDSTREAM PARTNERS LP

CRESTWOOD HOLDINGS LLC

INERGY MIDSTREAM, L.P.

INTREPID MERGER SUB, LLC

INERGY, L.P.

(Name of Person(s) Filing Statement)

Common Units Representing Limited Partner Interests

(Title of Class of Securities)

226372100

(CUSIP Number of Class of Securities)

Steven M. Dougherty

700 Louisiana Street, Suite 2060

Houston, TX 77002

(832) 519-2200

(Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

With copies to

Gillian A. Hobson Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Laura L. Ozenberger Inergy Midstream, L.P. Two Brush Creek Boulevard, Suite 200 Kansas City, Missouri 64112 (816) 842-8181	William E. Curbow Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Kelly J. Jameson Crestwood Midstream Partners LP 700 Louisiana Street, Suite 2060 Houston, Texas 77002 (832) 519-2200	John Goodgame Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5800

This statement is filed in connection with (check the appropriate box):

☐	a.	The filing of solicitation materials or an information statement subject to Regulation 14A (17 CFR 240.14a-1 to 240.14b-2], Regulation 14C [17 CFR 240.14c-1 to 240.14c-101] or Rule 13e-3(c) [§240.13e-3(c)] under the Securities Exchange Act of 1934.

☒	b.	The filing of a registration statement under the Securities Act of 1933.

☐	c.	A tender offer.

☐	d.	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☒

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

Calculation of Filing Fee

TRANSACTION VALUATION*	AMOUNT OF FILING FEE**
$1,568,425,174.32	$213,933.19

(1)	Calculated solely for purposes of determining the filing fee. The transaction value was calculated based upon the market value of Crestwood common units (the securities to be acquired) in accordance with Rule 0-11(b)(2) of the Securities Exchange Act of 1934, as amended, as follows: the product of (i) $25.98, the average of the high and low prices per Crestwood common unit as reported on New York Stock Exchange on August 5, 2013 and (ii) 60,370,484, the estimated maximum number of Crestwood common units and Class D units that may be acquired in the merger, including units reserved for issuance under outstanding Crestwood equity awards.

(2)	The amount of filing fee was calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001364 by the aggregate transaction valuation.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously Paid: $207,723.45

Form or Registration No.: Registration Statement on Form S-4 (Registration No. 333-188930)

Filing Party: Inergy Midstream, L.P.

Date Filed: May 29, 2013

Explanatory Note

This Amendment No. 3 is being filed solely for the purpose of filing additional exhibits to the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed on the date hereof, together with the exhibits thereto (the “Schedule 13E-3”). No changes or additions are being made hereby to the Schedule 13E-3.

Item 16. Exhibits (Regulation M-A Item 1016)

(a)(1) The preliminary proxy statement/prospectus of Inergy Midstream, L.P., incorporated herein by reference to Amendment No. 2 to Form S-4 filed by Inergy Midstream L.P. on August 8, 2013 (Registration No. 333-188930) (the “proxy statement/prospectus”)

(a)(2) Form of Proxy Card (incorporated by reference to the proxy statement/prospectus)

(a)(3) Letter to Crestwood Unitholders (incorporated by reference to the proxy statement/prospectus)

(a)(4) Notice of Special Meeting of Unitholders (incorporated by reference to the proxy statement/prospectus)

(a)(5) Press Release issued by Crestwood, dated May 6, 2013, incorporated by reference to Exhibit 99.1 to Crestwood’s Current Report filed on Form 8-K with the SEC on May 6, 2013

(a)(6) Slides of Prepared Remarks of the Conference Call, dated May 6, 2013, incorporated by reference to Exhibit 99.2 to Crestwood’s Current Report filed on Form 8-K with the SEC on May 6, 2013

(a)(7) Crestwood Employee FAQ Sheet, incorporated herein to Crestwood’s filing on May 6, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(8) Communication to the Crestwood Employees, dated May 6, 2013, incorporated herein to Crestwood’s filing on May 6, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(9) Crestwood Employee Talking Points, incorporated herein to Crestwood’s filing on May 6, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(10) Presentation of the Merger, incorporated herein to Crestwood’s filing on May 6, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(11) Communication to the NRGY and Inergy Midstream Employees, incorporated herein to Crestwood’s filing on May 6, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(12) Transcript of Joint Investor Conference Call, dated May 6, 2013, incorporated herein to Crestwood’s filing on May 6, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(13) Press Release issued by Crestwood, dated May 7, 2013, incorporated by reference to Exhibit 99.1 to Crestwood’s Current Report filed on Form 8-K with the SEC on May 7, 2013

(a)(14) Communication to Crestwood Customers, dated May 6, 2013, incorporated herein to Crestwood’s filing on May 7, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(15) Transcript of NRGY Analyst Conference Call, dated May 7, 2013, incorporated herein to Crestwood’s filing on May 7, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(16) Transcript of Crestwood Conference Call, dated May 7, 2013, incorporated herein to Crestwood’s filing on May 8, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(17) Transcript of Crestwood Conference Call, dated May 6, 2013, incorporated herein to Crestwood’s filing on May 8, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(18) Crestwood Slide Presentation at the 2013 NAPTP Master Limited Partnership Investor Conference, dated May 22, 2013, incorporated herein to Crestwood’s filing on May 22, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(19) Transcript of Robert Phillip’s Presentation at the 2013 NAPTP Master Limited Partnership Investor Conference, dated May 22, 2013, incorporated herein to Crestwood’s Current Report on Form 425 filed with the SEC on May 22, 2013

(a)(20) Presentation of the Merger, incorporated herein to Crestwood’s filing on June 13, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(21) Crestwood Announcement FAQ Sheet, incorporated herein to Crestwood’s filing on June 19, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(22) Crestwood Investor/Customer/Supplier Talking Points, incorporated herein to Crestwood’s filing on June 19, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(23) Inergy Announcement FAQ Sheet, incorporated herein to Crestwood’s filing on June 19, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(24) Crestwood Employee FAQ Sheet on Upstairs Transactions, incorporated herein to Crestwood’s filing on June 19, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(25) Communication to Crestwood Employees, dated June 19, 2013, incorporated herein to Crestwood’s filing on June 19, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(26) Inergy Employee FAQ Sheet on Upstairs Transaction, incorporated herein to Crestwood’s filing on June 19, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(27) Inergy Announcement FAQ Sheet, incorporated herein to Crestwood’s filing on June 19, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(28) Inergy Employee Letter on Upstairs Transaction, dated June 19, 2013, incorporated herein to Crestwood’s filing on June 19, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(29) Press Release issued by Crestwood, dated June 24, 2013, incorporated by reference to Exhibit 99.1 to Crestwood’s Current Report filed on Form 8-K with the SEC on June 24, 2013

(a)(30) Presentation of Crestwood and Inergy, incorporated herein to Crestwood’s filing on June 28, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(31) Communication from Crestwood and Inergy, incorporated herein to Crestwood’s filing on July 1, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(32) Internal Communication to all Employees, incorporated herein to Crestwood’s filing on June 19, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(33) Press Release issued by Crestwood, dated July 22, 2013, incorporated by reference to Exhibit 99.1 to Crestwood’s Current Report filed on Form 8-K with the SEC on July 22, 2013

(a)(34) Press Release issued by Crestwood, dated August 6, 2013, incorporated by reference to Exhibit 99.1 to Crestwood’s Current Report filed on Form 8-K with the SEC on August 6, 2013

(a)(35) Transcript from Inergy Midstream, L.P. Earnings Call, dated August 6, 2013, incorporated herein to Crestwood’s filing on August 7, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(a)(36) Communication to the Inergy, L.P. and Inergy Midstream, L.P. Employees, dated May 6, 2013, incorporated herein to Inergy Midstream’s filing on May 6, 2013 with the SEC pursuant to Rule 425 of the Securities Act of 1933

(b) None

(c)(1) Opinion of Evercore Group L.L.C., dated as of May 5, 2013 (incorporated by reference to the proxy statement/prospectus)

*(c)(2) Presentation materials presented by Evercore Group L.L.C. to the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC on April 24, 2013

*(c)(3) Presentation materials presented by Evercore Group L.L.C. to the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC on April 26, 2013

*(c)(4) Presentation materials presented by Evercore Group L.L.C. to the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC on April 27, 2013

*(c)(5) Presentation materials presented by Evercore Group L.L.C. to the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC on April 28, 2013

*(c)(6) Presentation materials presented by Evercore Group L.L.C. to the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC on April 30, 2013

*(c)(7) Presentation materials presented by Evercore Group L.L.C. to the Board of Directors of Crestwood Gas Services GP LLC and the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC on May 2, 2013

*(c)(8) Presentation materials presented by Evercore Group L.L.C. to the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC on May 4, 2013

*(c)(9) Presentation materials presented by Evercore Group L.L.C. to the Board of Directors of Crestwood Gas Services GP LLC and the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC on May 5, 2013.

*(c)(10) Presentation materials presented by Evercore Group L.L.C. to the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC on May 5, 2013

*(c)(11) Presentation materials presented by Citigroup Global Markets, Inc. to the Board of Directors of Crestwood Gas Services GP LLC on May 1, 2013

*(c)(12) Discussion materials of Tudor, Pickering, Holt & Co. Securities, Inc. to the Conflicts Committee of the Board of Directors of NRGM GP, LLC on April 29, 2013

*(c)(13) Discussion materials of Tudor, Pickering, Holt & Co. Securities, Inc. to the Conflicts Committee of the Board of Directors of NRGM GP, LLC on May 2, 2013

*(c)(14) Discussion materials of Tudor, Pickering, Holt & Co. Securities, Inc. to the Conflicts Committee of the Board of Directors of NRGM GP, LLC on May 4, 2013

*(c)(15) Discussion materials of Tudor, Pickering, Holt & Co. Securities, Inc. to the Conflicts Committee of the Board of Directors of NRGM GP, LLC on May 5, 2013

*(c)(16) Discussion materials of Jefferies LLC to the Board of Directors of NRGM GP, LLC on April 30, 2013

*(c)(17) Discussion materials of Greenhill & Co., LLC to the Board of Directors of Inergy GP, LLC on April 4, 2013

*(c)(18) Discussion materials of Greenhill & Co., LLC to the Board of Directors of Inergy GP, LLC on April 24, 2013

*(c)(19) Discussion materials of Greenhill & Co., LLC to the Board of Directors of Inergy GP, LLC on May 1, 2013

*(c)(20) Discussion materials of Greenhill & Co., LLC to the Board of Directors of Inergy GP, LLC on May 2, 2013

*(c)(21) Presentation of Greenhill & Co., LLC to the Board of Directors of Inergy GP, LLC on May 5, 2013

*(c)(22) Presentation materials presented by SunTrust Robinson Humphrey, Inc. to the Special Committee and Conflicts Committee of the Board of Directors of Inergy GP, LLC on April 30, 2013

(c)(23) Presentation materials presented by SunTrust Robinson Humphrey, Inc. to the Special Committee and Conflicts Committee of the Board of Directors of Inergy GP, LLC on May 2, 2013

(c)(24) Presentation materials presented by SunTrust Robinson Humphrey, Inc. to the Special Committee and Conflicts Committee of the Board of Directors of Inergy GP, LLC on May 5, 2013

(d)(1) Agreement and Plan of Merger, dated as of May 5, 2013, among Inergy Midstream, L.P., NRGM GP, LLC, Intrepid Merger Sub, LLC, Inergy, L.P., Crestwood Holdings LLC, Crestwood Midstream Partners LP and Crestwood Gas Services GP LLC (incorporated by reference to the proxy statement/prospectus)

(d)(2) Voting Agreement dated as of May 5, 2013, by and among Inergy Midstream, L.P., NRGM GP, LLC, Intrepid Merger Sub, LLC, Inergy, L.P., Crestwood Holdings LLC, Crestwood Midstream Partners LP, Crestwood Gas Services Holdings LLC, and Crestwood Gas Services GP LLC (incorporated by reference to proxy statement/prospectus)

(d)(3) Option Agreement dated as of May 5, 2013, by and among by and among Crestwood Midstream Partners LP, Crestwood Gas Services GP LLC, Crestwood Gas Services Holdings LLC, Crestwood Holdings LLC, Inergy Midstream, L.P., NRGM GP, LLC, Inergy, L.P. and Intrepid Merger Sub, LLC (incorporated by reference to the proxy staement/prospectus)

(d)(4) Contribution Agreement, dated as of May 5, 2013, by and among Crestwood Gas Services Holdings LLC, Crestwood Holdings LLC, Inergy, L.P., and Inergy GP, LLC (incorporated by reference to the Current Report on Form 8-K filed by Inergy, L.P. on May 9, 2013)

(d)(5) Follow-On Contribution Agreement, dated as of May 5, 2013, by and among Crestwood Gas Services Holdings LLC, Crestwood Holdings LLC, Inergy, L.P. and Inergy GP, LLC (incorporated by reference to the Current Report on Form 8-K filed by Inergy, L.P. on May 9, 2013)

(d)(6) Payment Agreement dated as of May 5, 2013, by and between Crestwood Midstream Partners LP and Crestwood Holdings LLC (incorporated by reference to the Current Report on Form 8-K filed by Crestwood Midstream Partners LP on May 9, 2013)

(d)(7) Second Amended and Restated Agreement of Limited Partnership of Quicksilver Gas Services LP, dated February 19, 2008 (incorporated by reference to the Current Report on Form 8-K filed by Crestwood Midstream Partners LP on February 22, 2008)

(d)(8) First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Quicksilver Gas Services LP (incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed by Crestwood Midstream partners LP on November 8, 2010)

(d)(9) Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP dated April 1, 2011 (incorporated by reference to the Current Report on Form 8-K filed by Crestwood Midstream Partners LP on April 5, 2011)

(d)(10) Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP dated as of January 8, 2013 (incorporated by reference to the Current Report on Form 8-K filed by Crestwood Midstream Partners LP on filed on January 8, 2013)

(f) None

(g) None

*	Previously filed on August 8, 2013.

SIGNATURES

After due inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of August 8, 2013

CRESTWOOD MIDSTREAM PARTNERS LP

By: CRESTWOOD GAS SERVICES GP LLC, its general partner

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: President

CRESTWOOD HOLDINGS LLC

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: President

INERGY MIDSTREAM, L.P.

By: NRGM GP, LLC, its general partner

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: President

INTREPID MERGER SUB, LLC

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: President

INERGY, L.P.

By: INERGY GP, LLC, its general partner

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: President